Exhibit 23.2

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 15, 2022, with respect to financial statements of Griffey Global Holdings, Inc. included in Amendment No. 5 to the Registration Statement (Form S-4 No. 333-262203) and related Prospectus of Vector Holding, LLC for the registration of shares of its Class A common stock, Class B-1 common stock, Class B-2 common stock and warrants to purchase common stock.

/s/ Ernst & Young LLP

Seattle, Washington
June 29, 2022